I. Remarks by SEIU President Andrew Stern to invited participants of the AFL-CIO Pension Conference on 3/18/97
(portions concerning Columbia/HCA Healthcare Corporation):

     Just two days ago the New Columbia Shareholder Committee, which was recently initiated by the SEIU Master Trust, filed a preliminary proxy statement with the Securities and Exchange Commission to nominate two independent candidates for election to
the board of directors of Columbia/HCA Corporation.    The
candidates are Steven Wallman, a former member of the Securities and Exchange Commission, and Howard Newman, the former head of the Medicare and Medicaid programs. This candidacy has already received support from some major institutional shareholders.

     Columbia/HCA is the largest for profit hospital company in the world and was until early last year the darling of short-term
investors on Wall Street.   Then several agencies of the federal
government launched a widespread Medicare and Medicaid fraud investigation against Columbia/HCA and its share price dropped 30 percent. The current board of directors is the same board which exposed this company and its shareholders to such financial risk.

     These independent candidates give shareholders an opportunity to vote for highly-qualified directors independent of management, rather than settling for the current board's hand-picked candidates. In light of the ongoing fraud investigation of the Company, we believe board independence is crucial to restoring the Company's relations with shareholders, regulators and consumers and to rebuilding shareholder value.

     Active management means also being willing to go to court to defend our rights as investors in the case of disloyal and reckless management. The board and officers of Columbia/ HCA are another case in point.

     SEIU's National Pension Fund has joined forces with the New York State Common Fund and ten other large public pension funds to file a derivative lawsuit against Columbia directors and officers for criminal fraud, mismanagement and insider trading.

     Carl McCall, the Comptroller of New York State and the sole trustee of the New York Common Fund, stated that the government investigation "exposed a serious breakdown in corporate governance and internal control at Columbia/HCA."

II.  Materials distributed at meeting:

     A. Disclosure Statement with Reference to the Candidacies of Steven Wallman and Howard Newman for Election to Board of
Directors of Columbia/HCA Healthcare Corporation

     The participants in this solicitation will be the New Columbia Shareholder Committee, Newman, Wallman, the SEIU Master Trust (a trust for pension funds jointly administered by SEIU officials and employers of SEIU members), and the Service Employees International Union ("SEIU"). The Committee was formed by the Trust and SEIU for the purposes of this solicitation and welcomes additional members. The Trust now owns about 47,200 shares of the Company's common stock for SEIU National Industry Pension Fund and other funds. In the past two years, the Trust has had more than 60 transactions in company stock, having owned 121,200 shares as of 12/31/95. The SEIU National Industry Pension Fund is one of the plaintiffs in the pending derivative suit against current and former officers and directors of the Company seeking a recovery for the Company. Other plaintiffs include more than 10 public pension systems, including New York State Common Retirement Fund and five New York City Employee funds. The SEIU Master Trust has proposed a shareholder resolution to give equal access to the Company's proxy card and proxy statement for all duly-nominated candidates for director.

     SEIU will bear the costs of this solicitation, which are estimated at $30,000, which may include use of a professional solicitor, and include the provision of counsel to the candidates. It will not seek reimbursement from the Company. In addition, its regular staff will solicit proxies, for which they will receive no added compensation. The persons named in the proxy card are SEIU President Andrew L. Stern and SEIU Assistant Research Director Steve Askin. Proxies will be sought by mail, fax, telephone and personal interview. Neither Newman nor Wallman have worked for or received any compensation from any other participant. SEIU has agreed to indemnify them from expenses and claims arising from this solicitation. They have no agreements or other arrangements with anyone about their conduct as director if elected, nor about future transactions involving the Company, nor regarding future employment by the Company. None of the participants have any understandings or arrangements with anyone with respect to the Company's securities. Newman and Wallman do not own Company stock and have not had any transactions in the Company's stock or with Company. Local unions affiliated with SEIU represents about 1000 Company employees. The Company reported as of 12/96 it had about 285,000 employees and 13 hospitals with some union representation. SEIU locals regularly engage in negotiations over contracts at different facilities and currently are doing so for the Company's Los Robles facility (about 350 employees) and recently negotiated a successor agreement at the Metrowest facility. SEIU is currently engaged in an organizing effort at the Company's Sunrise hospital in Las Vegas. None of these facilities are on strike. Newman's business address: 4 Washington Square North, Room 33, New York University, New York NY 10003. Wallman's business address: 9332 Ramey Lane, Great Falls VA 22066-2025.

B.  REPRINT OF WALL STREET JOURNAL
    March 17, 1998

       Former SEC Member,
       Health Expert to Seek
       Columbia Board Seats


  Copyright (c) 1998, Dow Jones & Company, Inc.
  Dow Jones Newswires

NEW YORK -- A former member of the Securities and Exchange Commission and a public-policy professor who once headed the Health Care Financing Administration are running as independent candidates for the board of Columbia/HCA Healthcare Corp., according to a preliminary proxy statement filed with the SEC.

     The two candidates, Steven M.H. Wallman and Howard N. Newman, are being supported by the SEIU National Industry Pension Fund, one of a dozen institutional shareholders that are plaintiffs in a pending lawsuit against present and former Columbia officers and directors. The suit alleges the defendants caused or ignored actions that led to Columbia being exposed to financial risks associated with the current investigations into alleged Medicare and Medicaid fraud at the company.

     Mr. Wallman, 44 years old, was an SEC commissioner from July
1994 to September 1997. He is currently a senior fellow at the Brookings Institution.

     Mr. Newman, 62, is a professor in the health-policy and management program at New York University's Robert F. Wagner Graduate School of Public Service, where he served as dean from 1988 to 1994. He was administrator of the HCFA in 1980-81.

     Columbia holds its annual shareholders meeting May 14 in Nashville, Tenn.